UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2021

Advent Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street
Boston, MA 02116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 655-6000

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2021, Advent Technologies Holdings, Inc., a Delaware corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Kevin Brackman to serve as the Company’s Chief Financial Officer. The effective date of the Employment Agreement is July 2, 2021, and supersedes in its entirety that certain offer letter entered into between the Company and Mr. Brackman, dated July 2, 2021.

The Employment Agreement provides for an annual base salary of $375,000, an annual target bonus equal to 100% of base salary, with the actual amount of such bonus to be determined by the Board of Directors of the Company (the “Board”) in its discretion based on individual and Company performance against goals established by the Board in consultation with Mr.  Brackman, and a $40,000 relocation expense benefit.  The Employment Agreement also provides for participation in the Company’s Equity Incentive Plan (“EIP”), with any grants thereunder to be determined in the discretion of the Board.

Under the Employment Agreement, if Mr. Brackman’s employment is terminated by the Company without cause or Mr. Brackman resigns for good reason (each, a “Qualifying Termination”), Mr. Brackman is entitled to receive an aggregate amount equal to one (1) times annual base salary plus target bonus, payable in substantially equal installments over the period of twelve (12) months following the date of termination, and  continued health and life insurance benefits for a period of twelve (12) months following the date of termination, subject to possible early termination if  Mr. Brackman and his dependents are no longer eligible to continue such coverage.

If a Qualifying Termination occurs within twelve (12) months following or sixty (60) days prior to a change of control, Mr. Brackman is entitled to receive an aggregate amount equal to two (2) times annual base salary plus target bonus, payable in substantially equal installments over the period of twelve (12) months following the date of termination, and continued health and life insurance benefits for a period of eighteen (18) months following the date of termination, subject to possible early termination if  Mr. Brackman and his dependents are no longer eligible to continue such coverage. Under the Employment Agreement, Mr. Brackman is not entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to Mr. Brackman would be reduced if and to the extent the reduction is more favorable to Mr. Brackman on an after-tax basis.

Under the Employment Agreement, Mr. Brackman agreed to non-competition restrictions for twelve (12) months following the termination of his employment, non-solicitation restrictions for eighteen (18) months following the termination of his employment, and certain other customary terms, including with respect to protection of confidential information, protection of documents, and assignment of intellectual property rights. The severance benefits described above are conditioned on compliance with these covenants.

The foregoing description of the Employment Agreement does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit.

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 13, 2021, by and between Advent Technologies Holdings, Inc. and Kevin Brackman.
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2021

Advent Technologies Holdings, Inc.

By:	/s/ Vassilios Gregoriou
Name:	Vassilios Gregoriou
Title:	Chairman and Chief Executive Officer